SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 23, 2007 (February 19, 2007)

MASSEY ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7775	95-0740960
(State or other jurisdiction of Incorporation)	(Commission File No. )	(I.R.S. Employer Identification Number)

4 North 4th Street, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 788-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2007 Bonus Program

On February 19, 2007, the Compensation Committee of the Registrant’s Board of Directors approved, and the Board ratified, the terms of the 2007 Bonus Program (the “2007 Bonus Program”). The 2007 Bonus Program provides a cash target award to key employees of the Registrant, including those executive officers who were named in the Registrant’s 2006 Proxy Statement (the “Named Executive Officers”) with the exception of Don L. Blankenship, the Registrant’s Chief Executive Officer and President, who has a cash incentive award included in that certain Letter Agreement between the Registrant and Mr. Blankenship dated December 27, 2006.

The cash target awards are based on Company performance, individual performance, and for selected participants, performance goals specifically tailored to a participant’s job function and oversight responsibilities. For participants without specifically tailored performance goals, 75% of the cash target award is based on the achievement of certain levels of earnings before interest and taxes (“EBIT”) for fiscal year 2007 and 25% of the cash target award is based on the discretion of the Compensation Committee. For participants with specific performance goals, 50% of the cash target award is tied to specific performance criteria set by the Compensation Committee, 25% is tied to the achievement of certain levels of EBIT set by the Compensation Committee, and 25% is based on the discretion of the Compensation Committee. Depending on whether the Company performance targets and, for those with specifically tailored performance goals, specific performance criteria targets, are met, or to what degree the targets are exceeded, and depending on whether the Compensation Committee makes a discretionary award to a participant, a participant may not receive a cash award at all or may receive up to a maximum of two times his or her cash target award.

The criteria selected for specific performance goals under the 2007 Bonus Program include safety performance, earnings per share, net coal sales, tons acquired, tons shipped, reduction of cash costs per ton, reduction of produced labor cost per ton, productivity of continuous miners (in terms of feet per shift), productivity of longwalls (in terms of feet of retreat per longwall per day), surface mining productivity (in terms of produced tons released and tons per man hour), idled asset sales, financial liquidity, and reduction of medical costs. The Compensation Committee set low, mid, and high targets for each of the foregoing criteria. Named Executive Officers given specific performance goals include Baxter F. Phillips, Jr., J. Christopher Adkins, and H. Drexel Short, Jr. Mr. Phillips has two specific performance goals, earnings per share and net coal sales, each constituting 50% of that portion of his cash target award attributed to specific performance. Mr. Adkins has four specific performance goals, safety performance, reduction of cash costs per ton, productivity of continuous miners (in terms of feet per shift), and productivity of longwalls (in terms of feet of retreat per longwall per day), each constituting 25% of that portion of his cash target award attributed to specific performance. Mr. Short has two specific performance goals, safety performance, constituting 25% of that portion of his cash target award attributed to specific performance, and tons shipped, constituting 75% of that portion of his cash target award attributed to specific performance.

The cash bonus target awards approved for the Named Executive Officers for 2007, other than Mr. Blankenship, who is not part of the 2007 Bonus Program, are as follows:

Name	2007 Target Bonus Award
Baxter F. Phillips, Jr.	$250,000
J. Christopher Adkins	$250,000
H. Drexel Short, Jr.	$185,000
Thomas J. Dostart	$42,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASSEY ENERGY COMPANY

Date: February 23, 2007	By:	/s/ Richard R. Grinnan
	Name:	Richard R. Grinnan
	Title:	Vice President and Corporate Secretary